Exhibit 99.d.19

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 15th day of April, 2021 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Ninety One North America, Inc., a Delaware corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014 (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.          Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances. Sub-Advisor shall remain liable for any function performed by its agents pursuant to the authority granted in this section.

2.          Duties of the Sub-Advisor.

(a)          Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees on a discretionary basis and without prior consent of Adviser, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such

Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time as such materials have been provided to the Sub Advisor in advance in writing (collectively referred to as the “Prospectus”) and subject to the supervision of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Sub Advisor shall determine what portion of the Sub Advisor Assets will be invested or held uninvested as cash in compliance with the investment guidelines that have been agreed to by the parties (the “Investment Guidelines”). The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b)          Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Sub-Advisors’ duties under this Agreement; provided, however, that Sub-Advisor shall have no liability under this Agreement for failure to act in conformity with any of the materials listed in (i) of this paragraph unless such materials (and any amendments or supplements thereto) have been provided to the Sub-Advisor in advance in writing and Sub-Advisor has been given reasonable time to review such materials. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. Upon the Advisor’s request, the Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO: (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), during Sub Advisor’s business hours as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)          Sub-Advisor Compliance Policies and Procedures. Upon the Trust CCO’s request, the Sub-Advisor shall promptly provide the Trust CCO with copies of: (i) the Sub-Advisor’s policies and procedures (or summaries thereof) for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets. The Sub-Advisor shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) quarterly certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets. At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d)          Voting of Proxies. Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote or abstain from voting, either in person or by proxy, all securities solicited by their respective issuers in which the Sub-Advisor Assets may be invested from time to time, subject to and consistent with the Sub Advisor’s Proxy Voting Policy (the “Proxy Policy”) and shall not be required to seek instructions from the Advisor, the Trust or a Fund. The Sub-Advisor shall also provide its Proxy Policy, and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security. The Advisor shall instruct the Trust’s custodian and administrator and other parties providing services to the Fund to promptly forward misdirected proxy statements relating to the Sub-Advisor Assets to the Sub-Advisor.

(e)          Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-

fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons that the Sub Advisor believes are appropriate or desirable, in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents.

(f)          Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will seek, on behalf of a Fund, the best overall execution available consistent with the Sub-Advisor’s fiduciary duty and applicable law and regulation. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the size of the trade, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis and as more detailed in the Sub Advisor’s Order Management Policy (which shall have been delivered to the Advisor at least ten (10) days prior to the effective date of this Agreement). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund or such other accounts over which the Sub Advisor exercises investment discretion. Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason. In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures. The Advisor will identify in advance in writing all brokers and dealers affiliated with, or affiliated with affiliates of, the Trust, the Advisor, and the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws) (the “Affiliate Broker Dealer List”), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients.

(g)          Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, any entity on the Affiliate Broker Dealer List, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, or the Sub-Advisor, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Fund with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions. By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above. The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor or such other persons as shall be expressly required or requested by applicable federal or state regulatory authorities, self-regulatory authorities or other judicial process or to the extent such disclosure is reasonably required by auditors or attorneys of the Sub-Advisor in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.

The Investment Guidelines shall not be breached as a result of any events or circumstances outside the reasonable control of the Sub-Advisor including, but not limited to, changes in the price or value of the assets in the Fund brought about solely through movements in the market, an inflow to, outflow from the Fund.

The Sub-Advisor acknowledges that the Fund is party to certain overdraft facilities at the Custodian that are intended solely for use for settlement timing issues that are accidental or otherwise out of the Sub-Advisor’s control. For the avoidance of doubt, the Sub-Advisor shall not use such overdraft facilities for any other purpose, including for borrowing purposes or any investment gain.

(h)          Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any material issues that would reasonably be expected to have an effect on the Sub-Adviser’s ability to perform under this Agreement arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(i)          Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)          Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may reasonably request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in a Fund’s portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry that would reasonably be expected to have an effect on the Sub-Adviser’s ability to perform under this Agreement. Upon reasonable request, the Sub-Advisor will make available its officers and employees during Sub-Advisor’s regular business hours to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k)          Valuation of Sub-Advisor Assets. The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to promptly notify the Advisor or its designee in the event that the Sub-Advisor determines that a material breach of the Investment Guidelines has occurred with respect to one or more securities held in the Sub-Advisor Assets. As requested by the Advisor or the Trust’s Valuation Committee and in accordance with the Trust’s Valuation Procedures, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio. Such assistance may include fair value pricing of portfolio securities, as requested by the Advisor. The Advisor acknowledges and agrees that the Sub-Advisor is not the pricing agent for the Fund and does not have responsibility for determining the market value of any asset in the Fund. In connection with its role as Sub-Advisor and with respect to the Sub-Advisor Assets, the Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures as presented to the Sub Advisor in advance in writing and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor or the Trust. The parties acknowledge that the Sub-Advisor and the custodian or recordkeeping agent of the Trust may use different pricing vendors, which may result in valuation discrepancies with respect to (i) on the one hand, the Sub-Advisor Assets and (ii) assets (which may be the same as assets held as part of the Sub-Advisor Assets) managed by the Sub-Advisor but held for accounts other than the Trust.

Upon Advisor’s reasonable request, the Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be reasonably required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(l)          Custody Arrangements. The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets. The Sub-Advisor shall have the authority to instruct the Trust’s custodian: (i) to pay cash for securities and other property delivered to the custodian, (ii) to deliver securities and other property against payment for the Sub-Advisor Assets, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. For the avoidance of doubt, the Sub-Advisor shall have no responsibility or obligation to segregate, or to instruct the custodian to segregate, liquid assets of a Fund to the extent required to prevent any instrument or position taken by the Sub-Advisor in respect of the Sub-Advisor Assets from being deemed a “senior security” within the meaning of Section 18 of the 1940 Act. The Sub-Advisor shall not have the authority to cause the custodian to deliver securities and other property or pay cash to the Sub-Advisor except as expressly provided herein. All transactions will be consummated by payment to or delivery by the custodian, or such depositaries or agents as may be designated by the custodian in writing, of all cash and/or securities due to or from the Sub-Advisor Assets, and the Sub-Advisor shall not have possession or custody thereof. The Trust shall issue to the custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Advisor. The Sub-Advisor shall have the power and authority hereunder, but no responsibility or obligation, to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Sub-Advisor Assets, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving a Fund’s assets, and the Advisor acknowledges and agrees that such power and authority, but no such responsibility or obligation, is delegated hereunder. Nevertheless, the Sub-Advisor agrees that it shall provide the Advisor with any and all documentation or information relating to the Litigation as may reasonably be requested by the Advisor.

(m)          Historical Performance Information. To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n)          Regulatory Examinations. The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.          Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.          Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.          Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its investment management responsibilities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction fees or charges, if any) in connection with the purchase, acquisition, sale or disposition of a Fund’s securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.          Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed in accordance with Exhibit A.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination.

7.          Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)          The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)          The Sub-Advisor is a corporation, duly organized and validly existing under the laws of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)          The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor;

(d)          The Form ADV of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV; and

(e)          The Sub-Advisor makes no representations or warranty, express or implied, that any level of investment performance will be achieved by the Fund or the Sub-Advisor Assets, whether on a relative or absolute basis.

8.          Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)          The Advisor is registered as an investment adviser under the Advisers Act;

(b)          The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)          The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)          The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement;

(e)          The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement;

(f)          The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally;

(g)          The Advisor will provide copies of the Fund’s registration statement on Form N-1A and any amendments thereto, annual and semi-annual reports, any shareholder proxy or information statements, advertisements, sales literature or other material relating to the Fund to the Sub-Advisor promptly upon filing; provided that if such documents contain any material statement about the Sub-Advisor or reflect any material amendment or revision to any material statement about the Sub-Advisor, then the Advisor will afford the Sub-Advisor with a reasonable opportunity to review such materials statements, amendments or revisions. The Advisor will provide copies of any policies and procedures adopted by the Fund (and any amendments and supplements thereto) that the Fund and/or the Advisor expect the Sub-Advisor to apply with respect to the Sub-Advisor Assets, including but not limited to, procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act;

(h)          The Advisor has met or will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement;

(i)           The Advisor has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Trust with a copy of such code of ethics and any amendments thereto;

(j)          The Advisor has adopted and implemented written policies and procedures, as required under Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Advisor, its employees, officers and agents (“Compliance Procedures”) and the Trust has been provided a copy of the Compliance Procedures (or summaries thereto) and will be provided with any future amendments thereto;

(k)          This Agreement has been properly approved according to applicable laws, rules and regulations by the shareholders of the Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC), the Board and those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party;

(l)          The Trust has filed, or the Advisor has filed on the Trust’s behalf, a notice of eligibility with the National Futures Association for an exclusion from the definition of the term “commodity pool operator” with respect to the Fund pursuant to Commodity Futures Trading Commission Rule 4.5; and

(m)          The Advisor has procedures in place which comply with all relevant anti-money laundering and privacy principles applicable to it, and any solicitations and other activities by the Advisor in connection with the Trust have been and will be conducted in accordance with applicable laws, rules and regulations.

9.          Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.          Liability and Indemnification.

(a)          Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor and its affiliated persons and controlling persons, nor any of their respective members, partners (whether limited or general), shareholders, managers, directors, officers, agents or employees (such persons, collectively, the “Sub-Advisor Affiliates”) shall not be liable for any error of judgment or mistake of law or loss arising out of any portfolio investment or disposition hereunder, or for any loss suffered by the Advisor, the Trust or a Fund in connection with any matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-advisor, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement. Under no circumstances shall the Sub-Advisor be liable for acts of the Sub-Advisor which result from or are based upon acts of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by the Advisor or any other sub-adviser to a Fund, which records are not also required to be independently generated or prepared by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b)          Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of such Sub-Advisor Indemnified Person’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder or duties and obligations to the Trust or a Fund.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, or allegations involving (i) the Sub-Advisor’s providing services under this Agreement, the sale of securities of the Fund, or the failure or the alleged failure of the Trust, a Fund or the Advisor to comply with applicable law or a registration requirement pursuant to applicable law; (ii) the Advisor’s breach of this Agreement or its representations and warranties herein or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law or to the Trust or a Fund; or (iii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Fund or the omission to state therein a material fact known to the Advisor that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Advisor or the Trust by the Sub-Advisor or a Sub-Advisor Affiliate; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

(c)          Force Majeure. Neither the Advisor nor the Sub-Advisor shall be liable for any failure or delay in performing any of its obligations under or pursuant to this Agreement, and any such failure or delay in performing its obligations will not constitute a breach of this Agreement, if such failure or delay is due to an event of Force majeure.

“Force majeure” means any event preventing either the Advisor or the Sub-Advisor from performing any or all of its obligations under this Agreement which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of such party so prevented, including, without limitation, nationalization, expropriation or other governmental actions; any change of law or regulation; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry (including changes in market rules), currency restrictions, devaluations and fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; postal or other strikes, lock-outs or other industrial disputes (whether involving the workforce of either party so prevented or of any other party), act of terrorism or of God, fire, flood, storm, war, riot, civil commotion, malicious damage; failure or breakdown in communications, computer facilities or software; and the failure of any relevant exchange, clearing house, settlement system or broker for any reason to perform its obligations.

11.        Duration and Termination.

(a)          Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)          Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than 90 days written notice to the Advisor and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement. In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Advisor shall occur following either: (i) receipt by the Advisor and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisors absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”). In addition, if the Sub-Advisor shall resign, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an Information Statement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.        Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

13.        Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities or self-regulatory authorities having jurisdiction over a party to this Agreement or by other judicial process, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. For the avoidance of doubt, the Sub-Advisor may provide information, including Confidential Information, to its third-party administrator to which it has delegated certain administrative and ancillary functions and who needs to know such information to perform such functions. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor. The Advisor will take reasonable steps to prevent itself or any investor in a Fund to use, the information provided by the Sub-Advisor to trade for their own account or for the account of any other person or try to “reverse engineer” the investment and trading methodologies and strategies of the Sub-Advisor.

14.        Use of Sub-Advisor’s Name. During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund and agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the

Sub-Advisor in any way, in the manner and within the time period specified in Section 8(g) of this Agreement.

15.        Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)        If to the Advisor:

Mercer Investments LLC

99 High Street

Boston, MA 02110

Attention: Global Chief Counsel

(b)        If to the Sub-Advisor:

Ninety One North America, Inc.

65 East 55th Street, 30th floor

New York, NY 10022

Attention: Legal Department

            Email: USCompliance@ninetyone.com

16.        Governing Law. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.        Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.        Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby to the fullest extent permitted by law.

19.        Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

20.        Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

MERCER INVESTMENTS LLC

By:	/s/ Stan Mavromates
Stan Mavromates Chief Investment Officer

NINETY ONE NORTH AMERICA, INC.

By:	/s/ Andre van Heerden
Andre van Heerden Business Manager
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